Exhibit 10.1
Enterprise Bank 2019
Variable Compensation Incentive Plan

Purpose and Objective
The 2019 Variable Compensation Incentive Plan (the Plan) incents and rewards for both Bank and individual performance.

Participants
Regular team members who do not participate in an individual sales incentive plan or an individual commission plan are eligible to participate in this plan. Temporary and co-operative team members are ineligible to participate in this plan. Other than as described elsewhere in this plan, you must be employed through the last business day of the plan year to receive a payout. If your hire date is after January 1 of the current plan year, you will be eligible for a pro-rata payout, based on wages earned during the plan year.

Target Awards
You will have a target variable compensation opportunity (target percentage), which is a percentage of your regular earnings (base salary) earned in the current plan year.

Determination of Variable Compensation Payout
You will be assigned to a variable compensation incentive group based upon your position and role. The attached addendum outlines your specific performance factor(s).

The Bank must attain a level of 0.5 in Net Income performance factor (the “threshold”) in the current plan year for a payout to be made. If the threshold is achieved, the variable compensation incentive payouts will be determined by the performance of each performance factor as shown on the addendum. The maximum incentive opportunity to be paid under this plan is 150% of target.

Extraordinary Event
An extraordinary event, such as a windfall, composite federal or state compliance, Community Reinvestment Act (CRA) or safety and soundness rating below satisfactory, or another unusual event, may either positively or negatively impact the Bank’s financial reports. The Compensation Committee will have discretion whether the extraordinary event will impact the payout under the Plan.

Payout Timing
The performance period is January 1 through December 31 of the current plan year. If it is determined that participants will receive a payout under the Plan, payouts will be received on or before March 15, following the plan year.

Retirement, Disability, or Death
If a participant retires after the age of 62 and has been employed for at least three months in the current plan year, the participant is eligible to receive a pro-rata payout upon retirement. If a participant passes away or employment ends as result of disability during the plan year, the participant or the participant’s beneficiary is eligible to receive a pro-rata payout. Payouts will be based upon the participant’s wages earned in the current plan year, the participant’s performance, and management’s estimate of year-end results at the participant’s employment end date.

Clawback Provision
If the Bank’s reported financial or operating results are determined to be subject to material negative restatement due to material noncompliance with any financial reporting requirement under the securities laws, fraud, or misconduct (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee may require recoupment of full or partial payout made to participants with an officer status of Senior Vice President (SVP) or above.

The Compensation Committee reserves the authority to approve, modify, or disallow any payout proposed to be made under the Plan.

Addendum: Bankwide Group with Multiplier

Bankwide Group with Multiplier	Performance Factor	Weight
	Net Income	50%
	Low Cost Deposit Growth	15%
	Loan Growth	15%
	Loan Quality	10%
	Non-Interest Fee Revenue	10%

Performance Factor Grid Information

	Variable Compensation for Performance Factors
Below Threshold	At Threshold (0.50)	(0.75)	At Target (1.00)	(1.25)	(1.50)	(1.75)	At Stretch (2.00)
There will be a 0% payout for the performance factor.	There will be a 50% payout for the performance factor.		There will be a 100% payout for the performance factor.				There will be a 200% payout for the performance factor.

Performance Factor Grid for Participant Scorecard*

Bankwide Group with Multiplier	Performance Factor	Threshold		Target				Stretch
		0.5	0.75	1	1.25	1.5	1.75	2
	Net Income*	28.50M	30.679M	32.857M	33.857M	34.857M	35.857M	36.857M
	Low Cost Deposit Growth	0	25.3M	50.6M	62.6M	74.6M	86.6M	98.6M
	Loan Growth	100M	169M	239M	271M	304M	336M	369M
	Loan Quality	5.4M	4.5M	3.6M	2.7M	1.8M	900K	0
	Non-Interest Fee Revenue	13.733M	14.633M	15.533M	16.433M	17.333M	18.233M	19.133M

Additional Performance Factors
Annualized salaries and benefits expense multiplier for 2019:

•	If less than $48.939M, multiply actual payout percentage by 1.05

•	If between $48.939M - $49.239M, multiply actual payout percentage by 1.0

•	If more than $49.239M, multiply actual payout percentage by 0.95

*Net income results are determined after sales incentive and variable compensation incentives are calculated. For example, if net income reaches 1.25 or $33.857M this creates approximately $488 thousand more in incentive compensation expense after tax reducing net income below 1.25.  As such level 1.25 would be met only if net income were at a level that after the additional incentive compensation expense net income exceeded the $33.857M.